Exhibit 5.1

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

August 12, 2025

Apollo Global Management, Inc.

9 West 57th Street, 42nd Floor

New York, New York 10019

Registration Statement on Form S-3ASR (File No. 333-271275)

Ladies and Gentlemen:

We have acted as counsel to (i) Apollo Global Management, Inc., a Delaware corporation (the “Company”), (ii) Apollo Asset Management, Inc., a Delaware corporation (the “Corporate Guarantor”), and (iii) each of the entities listed on Schedule I hereto (collectively, the “Limited Partnership Guarantors” and, together with the Corporate Guarantor, the “Guarantors”) in connection with the Registration Statement on Form S-3ASR (File No. 333-271275) (the “Registration Statement”), which became effective on April 14, 2023. You have asked us to furnish our opinion as to the legality of $500,000,000 aggregate principal amount of the Company’s 5.150% Senior Notes due 2035 (the “Notes”), including the guarantees endorsed thereon (the “Guarantees”) which are registered under the Registration Statement and which are being sold today pursuant to an Underwriting Agreement, dated August 7, 2025 (the “Underwriting Agreement”), by and among Citigroup Global Markets Inc., BofA Securities, Inc., Barclays Capital Inc. and Goldman Sachs & Co. LLC, as representatives of the underwriters named on Schedule I thereto (the “Underwriters”), the Company and the Guarantors.

The Notes and the related Guarantees are to be issued under an indenture, dated as of August 12, 2025 (the “Indenture”), by and among the Company, the Guarantors and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), and pursuant to resolutions adopted by the Company’s board of directors on April 27, 2023, the board of directors of the Corporate Guarantor on April 27, 2023, and the general partner of each Limited Partnership Guarantor on August 7, 2025.

In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. the Registration Statement;

2. the preliminary prospectus supplement dated August 7, 2025 (the “Preliminary Prospectus”);

3. the final term sheet dated August 7, 2025 set forth on Schedule III to the Underwriting Agreement;

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP,	2

Apollo Global Management, Inc.

4. the final prospectus supplement dated August 7, 2025 (the “Final Prospectus”);

5. the Underwriting Agreement;

6. the Indenture; and

7. the form of Notes to be issued on the date of this letter (including the Guarantee).

In addition, we have examined (i) such corporate records of (a) the Company as we have considered appropriate, including a copy of the amended and restated certificate of incorporation and the amended and restated bylaws of the Company, certified by the Company as in effect on the date hereof, and copies of resolutions of the board of directors of the Company relating to the issuance of the Securities certified by the Company, and (b) the Corporate Guarantor as we have considered appropriate, including a copy of the amended and restated certificate of incorporation and the amended and restated bylaws of the Corporate Guarantor, certified by the Corporate Guarantor as in effect on the date hereof, and copies of resolutions of the board of directors of the Corporate Guarantor relating to the issuance of the Guarantees certified by the Corporate Guarantor; (ii) such limited partnership records of each Limited Partnership Guarantor as we have considered appropriate, including a copy of the certificate of limited partnership, as amended, and limited partnership agreement, as amended, of each Limited Partnership Guarantor, certified by the general partner of each Limited Partnership Guarantor as in effect on the date hereof, and copies of resolutions of the general partner of each Limited Partnership Guarantor relating to the issuance of the Guarantees by the Limited Partnership Guarantors, certified by the general partner of each Limited Partnership Guarantor; and (iii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.

We have also relied upon oral and written statements of officers and representatives of the Company and the Guarantors, the representations and warranties of the Company and the Guarantors made in the Underwriting Agreement as to factual matters and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP,	3

Apollo Global Management, Inc.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. The Notes, when duly authenticated by the Trustee, and duly issued and delivered by the Company against payment as provided in the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2. When the Notes are duly issued and delivered by the Company against payment as provided in the Underwriting Agreement, the Guarantee of each Guarantor will constitute a legal, valid and binding obligation of such Guarantor, enforceable against each Guarantor in accordance with its terms, except that the enforceability of each Guarantee may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York, the Delaware General Corporation Law, the Revised Uniform Limited Partnership Act of the State of Delaware and the federal laws of the United States of America. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the base prospectus included in the Registration Statement and in the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP,	4

Apollo Global Management, Inc.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP,	5

Apollo Global Management, Inc.

Schedule I

Limited Partnership Guarantor	Jurisdiction of Formation
Apollo Principal Holdings A, L.P.	Delaware
Apollo Principal Holdings B, L.P.	Delaware
Apollo Principal Holdings C, L.P.	Delaware
AMH Holdings (Delaware), L.P.	Delaware
Apollo Management Holdings, L.P.	Delaware